Index supplement to underlying supplement no. 7 - I dated July 12, 2021 and the prospectus and prospectus supplement, each dated April 8, 2020. Registration Statement Nos. 333 - 236659 and 333 - 236659 - 01 Dated September 7, 2022 Rule 424(b)(3) PERFORMANCE UPDATE The MerQube US Tech+ Vol Advantage Index attempts to provide a dynamic rules - based exposure to an unfunded rolling position in E - Mini Nasdaq - 100 futures (the “Futures Contracts”), which reference the Nasdaq - 100 Index, while targeting a level volatility of 35% , with a maximum exposure to the Futures Contracts of 500 % and a minimum exposure to the Futures Contracts of 0% . The Index is subject to a daily deduction of 6 . 00 % per annum index fee . The Index was established on June 22 , 2021 . Levels are published on Bloomberg using the ticker MQUSTVA . Hypothetical and actual historical performance: Aug 2012 through Aug 2022 Please see the footnotes at the bottom of this page and “Backtesting” on the following page for information on backtested performance and proxies. Hypothetical and actual historical returns and volatilities: Aug 2012 through Aug 2022 MerQube US Tech+ Vol Advantage Index Nasdaq - 100 Index Actual Backtested 50 Aug - 12 Aug - 14 Aug - 16 Aug - 18 250 450 650 850 1050 1250 Aug - 20 Aug - 22 1 Year Return 3 Year Return (Annualized) 5 Year Return (Annualized) 10 Year Return (Annualized) 10 Year Volatility (Annualized) MerQube US Tech+ Vol Advantage Index - 34.56% 18.23% 16.70% 19.84% 31.11% Nasdaq - 100 Index - 21.24% 16.85% 15.43% 16.04% 20.79% Historical exposure at end - of - day: Jun 2022 through Aug 2022 Hypothetical and actual historical monthly and annual returns: Jan 2013 through Aug 2022 Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Year 2013 3.11% 1.00% 5.85% 1.32% 8.11% - 6.53% 15.10% - 2.51% 9.98% 10.50% 8.81% 5.83% 77.22% 2014 - 5.51% 10.97% - 7.35% - 1.98% 10.71% 8.24% 2.88% 11.56% - 3.03% 0.65% 12.36% - 10.32% 28.79% 2015 - 7.51% 14.58% - 9.79% 0.69% 5.49% - 5.73% 5.72% - 17.96% - 4.47% 21.17% - 2.96% - 5.50% - 11.86% 2016 - 13.93% - 3.87% 12.09% - 7.39% 10.28% - 8.77% 17.90% 2.45% 1.59% - 4.92% - 1.96% - 1.07% - 2.22% 2017 11.95% 15.25% 4.16% 2.96% 12.10% - 7.52% 9.42% 4.32% - 2.99% 12.47% 5.13% - 1.64% 84.72% 2018 22.65% - 8.29% - 11.95% - 0.65% 9.50% 2.14% 4.06% 12.54% - 2.07% - 15.19% - 2.12% - 11.61% - 7.39% 2019 11.79% 4.92% 5.24% 13.01% - 16.43% 12.24% 1.90% - 5.97% - 0.45% 7.94% 10.26% 9.22% 62.25% 2020 7.64% - 9.33% - 4.28% 12.28% 5.82% 4.77% 8.32% 15.09% - 6.33% - 4.30% 9.26% 6.26% 50.88% 2021 - 1.19% - 3.04% 1.32% 8.06% - 3.00% 12.03% 4.99% 8.08% - 11.79% 15.93% 2.71% - 1.49% 33.83% 2022 - 15.70% - 5.11% 4.56% - 16.54% - 1.99% - 11.35% 13.36% - 8.01% - 36.76% August 2022 Period Exposure 08/01 — 08/04 141% 08/05 — 08/11 133% 08/12 — 08/18 157% 08/19 — 08/25 141% 08/26 — 08/31 121% July 2022 Period Exposure 07/01 — 07/07 106% 07/08 — 07/14 123% 07/15 — 07/21 124% 07/22 — 07/28 110% 07/29 141% June 2022 Period Exposure 06/01 — 06/02 109% 06/03 — 06/09 114% 06/10 — 06/16 90% 06/17 — 06/23 82% 06/24 — 06/30 109% SEPTEMBER 2022 MerQube US Tech+ Vol Advantage Index Historical performance measures for the Index represent hypothetical backtested performance through June 21, 2021 (labeled “Backtested” in the chart above); and actual performance from June 22, 2021 through August 31, 2022 (labeled “Actual” in the chart above). The hypothetical backtested and historical levels presented herein have not been verified by J.P. Morgan, and hypothetical historical levels have inherent limitations. PAST PERFORMANCE AND BACKTESTED PERFORMANCE ARE NOT INDICATIVE OF FUTURE RESULTS. Please see the Disclaimer on the following page. Investing in the notes linked to the Index involves a number of risks. See “Selected Risks” on page 2 of this document, “Risk Factors” in the relevant product supplement and underlying supplement and “Selected Risk Considerations” in the relevant pricing supplement. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

SEPTEMBER 2022 | MerQube US Tech+ Vol Advantage Index Selected Risks Our affiliate, J.P. Morgan Securities LLC (“JPMS”), coordinated with the Index Sponsor in the development of the Index. The level of the Index will include the deduction of a fee of 6.0% per annum. The Index may not approximate its target volatility. The Index is subject to risks associated with the use of significant leverage. The Index may be significantly uninvested. The Index may be adversely affected if later futures contracts have higher prices than an expiring futures contract included in the Index. The Index is an “excess return” index and not a “total return” index because it does not reflect interest that could be earned on funds notionally committed to the trading of futures contracts. The Index, which was established on June 22, 2021, has a limited operating history and may perform in unanticipated ways. The Index is subject to significant risks associated with futures contracts, including volatility. An investment linked to the Index will be subject to risks associated with non - U.S. securities. Concentration risks associated with the Index may adversely affect the value of investments linked to the Index. Suspension or disruptions of market trading in the futures contracts included in the Index may adversely affect the value of investments linked to the Index. The official settlement price and intraday trading prices of the relevant futures contracts included in the Index may not be readily available. Changes in the margin requirements for the underlying futures contracts included in the Index may adversely affect the value of investments linked to the Index. The Index may not be successful or outperform any alternative strategy that may be employed of the Constituent. The risks identified above are not exhaustive . You should also review carefully the related “Risk Factors” section in the prospectus supplement and the relevant product supplement and underlying supplement and the “Selected Risk Considerations” in the relevant pricing supplement . Disclaimer The information contained in this document is for discussion purposes only . Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicative returns, performance or results, whether historical or hypothetical, will be achieved . These terms are subject to change, and J . P . Morgan undertakes no duty to update this information . This document shall be amended, superseded and replaced in its entirety by a subsequent preliminary pricing supplement and/or pricing supplement, and the documents referred to therein . In the event any inconsistency between the information presented herein and any such preliminary pricing supplement and/or pricing supplement, such preliminary pricing supplement and/or pricing supplement shall govern . Backtesting : Hypothetical backtested performance measures have inherent limitations . Alternative modelling techniques might produce significantly different results and may prove to be more appropriate . Past performance, and especially hypothetical back - tested performance, is not indicative of future results . This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on such information . Use of hypothetical backtested returns Any backtested historical performance and weighting information included herein is hypothetical . The constituent may not have traded in the manner shown in the hypothetical backtest of the Index included herein, and no representation is being made that the Index will achieve similar performance . The hypothetical historical levels presented herein have not been verified by an independent third party, and such hypothetical historical levels have inherent limitations . There are frequently significant differences between hypothetical backtested performance and actual subsequent performance . The results obtained from backtesting information should not be considered indicative of the actual results that might be obtained from an investment in notes referencing the Index . J . P . Morgan provides no assurance or guarantee that notes linked to the Index will operate or would have operated in the past in a manner consistent with these materials . The hypothetical historical levels presented herein have not been verified by an independent third party, and such hypothetical historical levels have inherent limitations . Alternative simulations, techniques, modeling or assumptions might produce significantly different results and prove to be more appropriate . Actual results will vary, perhaps materially, from the hypothetical backtested returns and allocations presented in this document . HISTORICAL AND BACKTESTED PERFORMANCE AND ALLOCATIONS ARE NOT INDICATIVE OF FUTURE RESULTS . The 10 Year Volatility (Annualized) on the previous page is a measure of market risk, calculated as of the square root of two hundred and fifty - two (252) multiplied by the sample standard deviation of the daily logarithmic returns of each applicable index or portfolio (considering only days for which levels are available for all three) over the preceding 10 years . Investment suitability must be determined individually for each investor, and notes linked to the Index may not be suitable for all investors . This material is not a product of J . P . Morgan Research Departments . Neither MerQube, Inc . nor any of its affiliates (collectively, “MerQube”) is the issuer or producer of any investment linked to the Index referenced herein and MerQube has no duties, responsibilities, or obligations to investors in such investment . The Index is a product of MerQube and has been licensed for use by JPMS (“Licensee”) and its affiliates . Such index is calculated using, among other things, market data or other information (“Input Data”) from one or more sources (each a “Data Provider”) . MerQube® is a registered trademark of MerQube, Inc . These trademarks have been licensed for certain purposes by Licensee, including use by Licensee’s affiliate in its capacity as the issuer of investments linked to the Index . Such investments are not sponsored, endorsed, sold or promoted by MerQube, any Data Provider, or any other third party, and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability for any errors, omissions, or interruptions of the Input Data, Index or any associated data . Copyright © 2022 JPMorgan Chase & Co . All rights reserved . For additional regulatory disclosures, please consult : www . jpmorgan . com/disclosures . Information contained on this website is not incorporated by reference in, and should not be considered part of, this document . This monthly update document replaces and supersedes all prior written materials of this type previously provided with respect to the Index .